EXHIBIT 99.1


               BANK UNITED WINS LIABILITY RULING IN SUIT AGAINST
                               FEDERAL GOVERNMENT

HOUSTON, TX; March 22, 1999 - United States Court of Federal Claims Chief Judge Loren A. Smith on Friday ruled that the United States was liable for claims in the case filed by Bank United Corp. (NASDAQ:BNKU) relating to the government's breach of promises made when the company acquired a failed savings and loan association in late 1988. Bank United's case will now proceed to trial on the amount of damages. The trial is scheduled to begin on May 3, 1999.

This case arose from the failure of the United States to honor certain contractual obligations undertaken when Bank United acquired from the FSLIC in 1988 the deposits and certain assets and other liabilities of United Savings Association of Texas, an insolvent savings and loan. The suit seeks substantial damages, of approximately $500 million.

Barry C. Burkholder, president and CEO of Bank United Corp., commented, "The Government failed to honor its contractual obligations with respect to capital forbearances and other matters. We are pleased with the Chief Judge's ruling and we are diligently preparing for trial."

Bank United Corp. is the largest publicly-traded bank headquartered in Texas, with assets of $14.8 billion, deposits of $6.3 billion, and stockholders' equity of $706 million. Bank United Corp., through Bank United, currently operates a 94-branch community banking network in Texas, including 46 in the greater Houston area, 39 in the Dallas/Fort Worth area, 5 in Midland, and two each in Austin and San Antonio; a commercial banking group with 19 regional offices in 16 states; 9 wholesale mortgage origination offices; a mortgage servicing business; and a financial markets business.


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